Exhibit 10.9

CONTINGENCY EMPLOYMENT AGREEMENT

by and between

SPRINT CORPORATION

(the “Company”)

and

Michael B. Fuller

(“you”)

Dated as of August 12, 1997

TABLE OF CONTENTS

1. TERM OF AGREEMENT	3

2. DUTIES DURING EMPLOYMENT	3

3. RIGHTS ACCRUED THROUGH DATE OF TERMINATION	3

4. BENEFIT PACKAGE	3

5. [DELETED]	3

6. TIME OF PAYMENTS.	4

(I) TIMING	4

(II) EXCESS PAYMENTS CONSTITUTE LOAN.	4

7. LUMP SUM ELECTION	4

8. NO MITIGATION OR OFFSETS	4

9. SUCCESSOR ASSUMPTION OF AGREEMENT	4

10. BENEFITS TO PERSONAL REPRESENTATIVES	4

11. NOTICE	4

12. [DELETED]	4

13. RESOLUTION OF CONTROVERSIES	4

14. MISCELLANEOUS	4

15. DEFINITIONS AND DETAILED PROVISIONS	5

(I) CHANGE IN CONTROL OF THE COMPANY	5

(a) Actual Change in Control of the Company	5

(b) Potential Change in Control of the Company.	5

(II) RETIREMENT	5

(III) CAUSE	5

(IV) GOOD REASON	5

(A) Change in Duties, Reporting, Status	6

(B) Reduction in Salary Base	6

(C) Failure to Pay You Currently	6

(D) Relocation, Substantial Change in Travel Obligations	6

(E) Substantial Change in Physical Working Conditions	6

(F) Noncontinuation of Compensation Plans	6

(G) Noncontinuation of Benefit Plans	6

(H) Non-Assumption by Successor	6

(I) Attempted Termination	6

(V) BENEFIT PACKAGE	6

(A) Payments in Lieu of Salary	6

(B) Payments in Lieu of Incentive Compensation	7

(C) Savings, Deferred Compensation and Other Plans	7

(D) Retirement Benefits	7

(E) Medical, Dental, Insurance, Disability Insurance	7

(F) Attorney Fees and Expenses	7

(G) Outplacement Fees	7

(H) Tax Reimbursement	7

EXHIBIT A

1. TERM OF AGREEMENT

This Agreement shall commence on the date hereof and shall continue in effect through August 12, 2000; provided, however, that commencing on August 13, 2000, and each third August 13 thereafter, the term of this Agreement shall automatically be extended for three additional years unless, not later than August 13 of that year, the Company shall have given notice that it does not wish to extend this Agreement; provided, further, if “a change in control of the Company” (as defined in Section 15(i)) shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of thirty-six (36) months beyond the month in which such change in control occurred; provided, further, this Agreement shall terminate on the earliest of the date you reach age 65, the date you actually retire, or the Agreement otherwise lapses as set forth in this paragraph. The obligations of the Company to make payments hereunder shall survive the expiration of the term of this Agreement.

2. DUTIES DURING EMPLOYMENT

You agree that while you are employed by Sprint Corporation (the “Company”), you shall devote your full time and best efforts exclusively to the business and affairs of the Company and do your utmost to promote its interests. All references in this Agreement to employment with the Company shall be deemed to include employment with Sprint/United Management Company (the “Management Company”) or any other affiliate of the Company (the “Employer Company”). Related references to the Company or Employer Company shall be deemed to include the Management Company or other employer affiliate of the Company as the context requires, and such interpretation shall not be construed to limit the obligations of the Company under this Agreement. It is understood that you will receive no benefits under this Agreement unless and until there is a change in control of the Company and your employment is terminated thereafter (other than by reason of your death or retirement at age 65) by you for Good Reason (as defined in Section 15(iv)) or by the Company without Cause (as defined in Section 15(iii)).

3. RIGHTS ACCRUED THROUGH DATE OF TERMINATION

This Agreement shall not reduce, impede or hinder any rights which you accrue as a result of your performance of services as an employee of the Employer Company. If your employment is terminated following a change in control of the Company, the Company shall pay you your salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts and benefits to which you are entitled under the Company’s disability, retirement, insurance and all other benefit and compensation programs then in effect in accordance with the terms of such programs. “Date of Termination” shall mean the 30th day after Notice of Termination (as defined in Section 11) is given.

4. BENEFIT PACKAGE

Within three years following a change in control of the Company if your employment by the Employer Company shall be terminated (in circumstances other than normal retirement or death) (a) by the Company other than for Cause, or (b) by you for Good Reason, then you shall be entitled to the following payments and benefits (all as provided in Section 15(v)):

(A)	35 months’ salary payments at highest monthly base salary;

(B)	3 payments based on annual short-term and long-term incentive payments;

(C)	(1) Deferred Compensation: interest rate of 3% plus Moody’s Index rate

(2)	Benefits under Key Management Benefit Plan

(3)	Savings Plan, Nonvested Company Contribution

(D)	Retirement Benefits:

(1)	3 years’ service credit based on the Company Pension Plan

(2)	Post-retirement benefits if you are age 55 or have 10 years’ service

(3)	Maximum benefits under any individual Pension Supplemental Agreements

(4)	No Early Retirement Reduction based on the Company Pension Plan

(E)	Continuation of medical, dental, life insurance and disability coverages for 35 months, or until you are reemployed

(F)	Payment of attorney fees and expenses connected with enforcing this Agreement

(G)	Payment of Outplacement Fees

5. [DELETED]

6. TIME OF PAYMENTS

(i) Timing

The payments provided for in Section 15(v), (A) and (B), shall be made commencing not later than the fifth day following the Date of Termination, provided, however, that if the amount of payments to be made on the first payment date cannot be calculated on or before such day, the Company shall pay to you on such day an estimate, as calculated in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments due on such date (together with interest at the rate provided in Section 280G(d)(4) of the Code) as soon as the amount thereof can be calculated but in no event later than the sixtieth day after the Date of Termination.

(ii) Excess Payments Constitute Loan.

In the event that any estimated payment is determined to be in excess of the amount due, such excess shall constitute a loan by the Company to you, payable on the 90th day after demand by the Company (together with interest at the rate provided in Section 280G(d)(4) of the Code).

7. LUMP SUM ELECTION

You shall have the right to elect to have all or a portion of the payments to be made pursuant to paragraph (A) or (B) of Section 15(v) paid in a lump sum. If you make this election, the amount paid to you shall equal the present value of the payments or portion thereof, as calculated by the Company’s independent auditors using the discount rate specified in Section 280G(d)(4) of the Code.

8. NO MITIGATION OR OFFSETS

You shall not be required to mitigate the amount of any payment by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise, except as specifically provided in this Agreement.

9. SUCCESSOR ASSUMPTION OF AGREEMENT

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement as of the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms hereunder as if you had terminated your employment for Good Reason following a change in control of the Company, provided you give Notice of Termination within 90 days after the effective date of such succession. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10. BENEFITS TO PERSONAL REPRESENTATIVES

This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. All benefits hereunder shall be subject to your beneficiary designations in effect under the appropriate benefit plan with reference to which you have elected to receive benefits; such designations are incorporated by reference as if fully set forth in this Agreement. If you should die, all amounts payable to you hereunder shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

11. NOTICE

Any purported termination of this Agreement or of your employment by the Employer Company or by you shall be communicated by written Notice of Termination to the other party hereto. “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated. Notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notice to the Company shall be directed to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

12. [DELETED]

13. RESOLUTION OF CONTROVERSIES

You shall be entitled to seek specific performance of your right to be paid to the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. All other disputes, claims or controversies arising under or in connection with this Agreement shall be settled exclusively by binding arbitration in the greater Kansas City area in accordance with the rules of the American Arbitration Association then in effect; provided, however, that three arbitrators shall be appointed, one by the Company, one by you and the third of whom shall be appointed by the first two arbitrators.

14. MISCELLANEOUS

(i) No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing.

(ii) No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(iii) No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

(iv) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Kansas.

(v) All references to sections of the Securities Exchange Act of 1934 (“Exchange Act”) or the Internal Revenue Code (“Code”) shall be deemed also to refer to any successor provisions to such sections. All references to provisions of the Company’s Pension Plan and all other Company benefit plans shall be deemed also to refer to amended provisions of such plans and to provisions of successor or substitute plans.

(vi) Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

(vii) Captions are intended for reference only and shall not constitute a part of this Agreement.

(viii) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(ix) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(x) The Company shall take every reasonable step necessary to maximize the payments and benefits received or to be received by you in connection with a change in control of the Company (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, with any person whose actions result in a change in control or with any person affiliated with the Company or such person) (collectively “Total Payments”).

15. DEFINITIONS AND DETAILED PROVISIONS

(i) Change in Control of the Company

(A) Actual Change in Control of the Company

For purposes of this Agreement, a “change in control of the Company” shall be deemed to have occurred if (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, and other than the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; or (B) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board of Directors of the Company (the “Board”) and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (A) of this Subsection) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

(B) Potential Change in Control of the Company.

For purposes of this Agreement, a “potential change in control of the Company” shall be deemed to have occurred if (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control of the Company, (B) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a change in control of the Company; (C) any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s then outstanding securities, increases his beneficial ownership of such securities by 5% or more over the percentage so owned by such person on the date hereof; or (D) the Board adopts a resolution to the effect that, for purposes of this Agreement, a potential change in control of the Company has occurred.

(ii) Retirement

Termination of your employment based on “Retirement” shall mean termination in accordance with the Company’s Pension Plan or in accordance with any retirement arrangement established with your written consent with respect to you.

(iii) Cause

Termination by the Employer Company of your employment for “Cause” shall mean termination upon (A) the willful and continued failure by you to substantially perform your duties with the Employer Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by you for Good Reason) after a written demand for substantial performance is delivered to you, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (B) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters ( 3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (A) or (B) of the first sentence of this subsection and specifying the particulars thereof in detail. Delivery of such Resolution shall constitute Notice of Termination for cause by the Company.

(iv) Good Reason

You shall be entitled to terminate your employment for Good Reason, except that you shall not be entitled to give Notice of Termination during any period in which you are unable to substantially perform your duties with the Employer Company due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. For purposes of this

Agreement, “Good Reason” shall mean, without your express written consent, the occurrence of any of the following circumstances unless such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(A) Change in Duties, Reporting, Status

the assignment to you of any duties inconsistent with your status as an officer of the Company or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the change in control of the Company or any downgrading of your position from that in effect immediately prior to the change in control of the Company;

(B) Reduction in Salary Base

a reduction by the Company in your annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all officers of the Company and all officers of any business entity or entities in control of the Company;

(C) Failure to Pay You Currently

the failure by the Company or Employer Company, without your consent, to pay to you any portion of your current compensation within seven (7) days of the date such compensation is due except pursuant to an across-the-board compensation deferral similarly affecting all officers of the Company and all officers of any business entity or entities in control of the Company;

(D) Relocation, Substantial Change in Travel Obligations

(1)	the relocation of the Company’s principal executive offices to a location outside the metropolitan area in which such offices are located immediately prior to the change in control of the Company; or

(2)	the Company’s requiring you to be based anywhere other than the Company’s principal executive offices except for required travel on the Company’s business to an extent substantially consistent with your present business travel obligations; or

(3)	the Company’s requiring you to travel to an extent substantially inconsistent with your present business travel obligations;

(E) Substantial Change in Physical Working Conditions

a substantial adverse alteration in the physical conditions under or in which you are expected to perform your duties other than an alteration similarly affecting all officers of the Company and all officers of any person in control of the Company;

(F) Noncontinuation of Compensation Plans

the failure by the Company to continue in effect any compensation plan in which you participate immediately prior to the change in control of the Company which is material to your total compensation, including but not limited to the Company’s Short-term and Long-term Incentive Plans or any substitute plans adopted prior to the change in control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the change in control;

(G) Noncontinuation of Benefit Plans

the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company’s plans, including but not limited to the Company’s Pension Plan, Stock Option Plan, Savings Plan, Supplemental Employee Retirement Agreement, Key Management Benefit Plan, Executive Deferred Compensation Plan, life insurance, medical, health and accident, or disability plans in which you were participating at the time of the change in control of the Company; the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the change in control of the Company; or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the change in control of the Company; unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such benefits;

(H) Non-Assumption by Successor

the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 9 hereof; or

(I) Attempted Termination

any attempted termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Sections 11 and 15(iii) above; for purposes of this Agreement, no such attempted termination shall be effective.

(v) Benefit Package

(A) Payments in Lieu of Salary

In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay to you monthly (for a period of 35 months or until the month in which you reach 65 years of age, whichever first occurs) a monthly payment equal to your highest monthly base salary (including any deferred amounts) paid during the 36-month period prior to the Date of Termination.

(B) Payments in Lieu of Incentive Compensation

In lieu of any payments under, and notwithstanding any provisions of the long-term and short-term incentive plans, the Company shall pay to you in three equal installments on the first day of the 13th, 25th and 35th months following the Date of Termination an amount equal to the sum of (i) the highest short-term incentive payment and (ii) the highest long-term incentive payment received by you during the 36-month period prior to the Date of Termination under the long-term and short-term incentive plans.

(C) Savings, Deferred Compensation and Other Plans

(1) Deferred Compensation Interest Rate

For purposes of the Executive Deferred Compensation Plan, notwithstanding any provision to the contrary in such plan, the rate at which interest will be credited to your Deferred Compensation Account AA (as defined in such plan) will be equal to the Moody’s Index plus 3% (as defined in such plan) or the maximum interest rate allowed under such Plan if and as amended.

(2) Key Management Benefit Plan Benefits

For purposes of the Key Management Benefit Plan, even if you are not 60 years of age on the Date of Termination, you shall be deemed to have remained a Key Executive (as defined in such plan) until age 60.

(3) Savings Plan, Nonvested Company Contribution

Notwithstanding anything in the Company Savings Plan, you shall be entitled to receive the nonvested portion of your Company Contribution Account as of the Date of Termination.

(D) Retirement Benefits

In addition to the retirement benefits to which you are entitled under the Company’s Pension Plan or any successor plans thereto:

(1)	you will be credited with three years of additional service at your highest annual compensation rate during the term of this Agreement for purposes of determining the amount of your pension;

(2)	if you are at least 55 years of age or have 10 years of credited pension service at the Date of Termination, you will, at the time of your retirement, receive the life and medical post-retirement benefits that would be due to a retiree under the Company’s Pension Plan;

(3)	for purposes of any Supplemental Employee Retirement Agreement, if applicable, you shall be credited as of the Date of Termination with the maximum number of years of service at your highest annual compensation rate during the term of this Agreement potentially available to you under such agreement; and

(4)	if you take early retirement, the Company shall supplement your pension so that you are, notwithstanding the Company’s Pension Plan early retirement provisions, not subject to any early retirement pension reduction.

(E) Medical, Dental, Insurance, Disability Insurance

For a thirty-five (35) month period after Termination, the Company shall arrange to provide you with or reimburse you for life, disability, medical and dental insurance coverages substantially similar and at the same cost to you as those which active employees at the same grade level receive during such period, provided, however, such coverages shall cease immediately if you obtain subsequent employment.

(F) Attorney Fees and Expenses

The Company also shall pay to you all reasonable legal fees and expenses incurred by you in seeking to obtain or enforce any right or benefit provided by this Agreement. Such payments shall be made within five (5) days after your request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

(G)-Outplacement Fees

The Company shall also pay to you all fees and expenses incurred by you for the services of a recognized outplacement firm of your selection. Such payments shall be made within five (5) days after your request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

(H) Tax Reimbursement

If the benefits provided under this Agreement, either alone or together with other benefits you receive from the Company, would constitute an “excess parachute payment,” as defined in Section 280G of the Code, the Company shall pay you an additional amount such that the net amount retained by you after payment of any excise tax that would be imposed by Section 4999 of the Code (Excise Tax) and any federal, state and local income tax, FICA tax and Excise Tax payable with respect to the payment provided for in this subsection 15(v)(H), shall be equal to the benefits provided for under this Agreement. For the purpose of determining the amount of the payment provided for in this subsection, you shall be deemed to pay federal, state and local income taxes at the highest marginal rates in effect as of the Date of Termination and the calculation of federal income tax shall take into account the deduction of any state and local income taxes.

IN WITNESS WHEREOF, you and the Company have executed this Agreement as of the 12th day of August, 1997.

SPRINT CORPORATION

By:	/s/ Don A. Jensen
[Authorized Officer]

Agreed to as of the 12th day of August, 1997

/s/ Michael B. Fuller
Michael B. Fuller